EXHIBIT 10.2

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No. WN-10-019
)
United WESTERN BANK	)	Effective Date: June 25, 2010
)
Denver, Colorado	)
OTS Docket No. 06679)
)

ORDER TO CEASE AND DESIST

    WHEREAS, United Western Bank, Denver, Colorado, OTS Docket No. 06679 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

    WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

    WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Western Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

    NOW, THEREFORE, IT IS ORDERED that:

Cease and Desist.

1.     The Association and its directors, officers, and employees shall cease and desist from any action (alone or with others) for or toward, causing, bringing about, participating in or counseling, or aiding and abetting the unsafe or unsound practices that resulted in deteriorating

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asset quality, ineffective risk management practices, inadequate oversight and supervision of the lending function, and inadequate liquidity planning at the Association.

2.     The Association and its directors, officers, employees, and agents shall also cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling or the aiding and abetting of any violation of:

    (a) 12 C.F.R. § 560.93 (Lending Limitations); and

    (b) 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223 (Transactions with Affiliates).

Capital.

3.     By June 30, 2010, the Association shall meet and maintain a Tier 1 (Core) Capital ratio equal to or greater than eight percent (8%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL) and a Total Risk-Based Capital ratio equal to or greater than twelve percent (12%).1

4.     Within seven (7) days, the Board shall submit a written Capital Plan to the Regional Director for review and comment. The Capital Plan shall address how the Association will meet and maintain the capital ratios set forth in Paragraph 3 of this Order. At a minimum, the Capital Plan shall:

    (a) take into consideration the requirements and restrictions imposed by this Order;

    (b) detail capital preservation and enhancement strategies with specific narrative goals, which shall result in new equity and a capital infusion;

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1 The requirement in this Order to meet and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(1)(iv).

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    (c) consider and address the amount of additional capital that would be necessary to meet the capital requirements of Paragraph 2 of this Order under different forward-looking scenarios involving progressively stressed economic environments;

    (d) identify the specific sources of additional capital;

    (e) detail timeframes by which the additional capital will be raised, if necessary, and provide specific target month-end capital levels; and

    (f) provide for alternative methods to strengthen capital, should the primary sources identified under subparagraph (d) of this section not be available.

5.     Within fifteen (15) days after receipt of any comments from the Regional Director, the Board shall make the changes, if any, to the Capital Plan required by the Regional Director. Thereafter, the Board shall adopt and the Association shall implement and comply with the Capital Plan. Within five (5) days of the Board meeting at which the Capital Plan was adopted, the Association shall provide a copy of the Capital Plan to the Regional Director.

6.     Within thirty (30) days after the end of each month, beginning with the month ending June 30, 2010, the Board shall review monthly variance reports (Monthly Capital Plan Variance Reports) prepared by Management on the Association’s compliance with the Capital Plan. Such Monthly Capital Plan Variance Reports shall: (a) detail actual operating results versus projected results;
(b) include detailed explanations of any material deviations; and (c) include a description of the specific corrective actions or measures that have been implemented or are proposed to address each material deviation.

7.     The Board’s review of the Monthly Capital Plan Variance Reports and evaluation of Management and the Association’s compliance with the Capital Plan shall be thoroughly documented in the Board meeting minutes. The Association shall submit the Board meeting minutes to the Regional Director within five (5) days of the Board meeting.

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8.     Within seven (7) days, the Association shall submit for the Regional Director’s review and comment a written Contingency Plan. The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary liquidation by filing an appropriate application with the OTS in conformity with federal laws and regulations. The Board shall make any changes to the Contingency Plan required by the Regional Director upon being notified of such changes and shall provide a copy of the revised Contingency Plan to the Regional Director. The Association shall immediately implement the Contingency Plan upon notification from the Regional Director.

9.     Once the Contingency Plan has been implemented, the Association shall provide written status reports to the Regional Director detailing the Association’s actions taken and progress in executing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following the implementation of the Contingency Plan until such time as the Regional Director determines such reports are no longer required. The status reports shall detail: any contacts with investment bankers, any parties doing due diligence, any offers relating to an acquisition or a merger, or the execution of binding letters of intent or purchase.

Business Plan.

10.     Within thirty (30) days, the Association shall submit an updated written comprehensive business plan covering the Association’s operations through December 31, 2012 (Business Plan) to the Regional Director for review and comment. The Business Plan shall, at a minimum, include: (a) a detailed narrative of the Board’s plans and strategies to strengthen and improve the Association’s operations, earnings and profitability; (b) a detailed discussion of the Association’s

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current financial position and resources and the Board’s plans and strategies for preserving and enhancing the Association’s financial resources to meet the Association’s operational projections under the Business Plan, adequately support the Association’s risk profile, maintain the capital ratios set forth in Paragraph 2 of this Order, and satisfy the Association’s liquidity needs; (c) quarterly pro forma financial projections (balance sheet and income statement) for each quarter covered by the Business Plan; and (d) all relevant assumptions and projections, as well as documentation supporting such assumptions and projections.

11.     Within fifteen (15) days of receipt of any comments from the Regional Director, the Board shall make the changes, if any, to the Business Plan required by the Regional Director. Thereafter, the Board shall adopt and the Association shall implement and comply with the Business Plan. Within five (5) days of the Board meeting at which it was adopted, the Association shall provide a copy of the Business Plan to the Regional Director.

12.     Any material modifications to the Business Plan shall be submitted to the Regional Director for review and written non-objection thirty (30) days prior to the proposed implementation date unless such time period is waived in writing by the Regional Director.

13.     Within forty-five (45) days after the close of each quarter, beginning with the quarter ending September 30, 2010, the Board shall review quarterly variance reports prepared by Management on the Association’s compliance with the approved Business Plan (Quarterly Business Plan Variance Reports). The Quarterly Business Plan Variance Reports shall include: actual operating results versus projected results, detailed explanations of any material deviations from the Business Plan, and a specific description of the corrective actions or measures that have been implemented, proposed or are under consideration to correct any material deviation.

14.     The Board shall provide the Regional Director with a copy of each Quarterly Business Plan Variance Report and the Board meeting minutes detailing the Board’s review of the

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Quarterly Business Plan Variance Report, including the identification of any corrective actions adopted by the Board, and the Board’s evaluation and assessment of Management and the Association’s compliance with the Business Plan within ten (10) days after the date of the Board meeting at which the Board’s review was conducted.

Classified Asset Reduction Plan.

15.     Within thirty (30) days, the Association shall submit a revised written comprehensive Classified Asset Reduction Plan to the Regional Director for review and comment. The Classified Asset Reduction Plan shall contain specific Board strategies for reducing the Association’s ratio of classified assets to Tier One (Core) Capital plus ALLL to a level and within a time frame acceptable to the Regional Director. The Classified Asset Reduction Plan shall specify the manner and methods for reducing the Association’s level of classified assets to the target set therein and provide a contingent plan to further strengthen its capital base in the event this target is not met. Further, the Classified Asset Reduction Plan shall require provision of monthly asset quality reports to the Board (with a copy to the Regional Director) in order for the Board to assess the Association’s progress in achieving the targeted classified assets ratio. The Board shall document its review of the periodic asset quality reports in the Board meeting minutes.

16.     Within fifteen (15) days of receipt of any comments from the Regional Director, the Board shall make the changes, if any, to the Classified Asset Reduction Plan required by the Regional Director. Thereafter, the Board shall adopt the Classified Asset Reduction Plan and the Association shall implement and comply with the Classified Asset Reduction Plan. Within five (5) days of the Board meeting at which it was adopted, the Association shall provide a copy of the Classified Asset Reduction Plan to the Regional Director. Any request to modify the Classified Asset Reduction Plan shall be submitted to the Regional Director for review and

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written non-objection at least thirty (30) days prior to the proposed date to implement any such modification.

Concentration Reduction Plan.

17.    Within thirty (30) days, the Association shall submit a revised written Concentration Reduction Plan to the Regional Director for review and comment. The Concentration Reduction Plan shall detail how the Association will reduce its existing concentration of construction loans, non-residential mortgage loans, and non-agency MBS as a percentage of Tier 1 (Core) Capital plus ALLL to a level acceptable to the Regional Director within a timeframe satisfactory to the Regional Director. At a minimum, the Concentration Reduction Plan shall include:

    (a) targets for reduction of the concentrations in each category as a percentage of Tier 1 (Core) Capital plus ALLL and time frames for each such target;

    (b) a description of the manner and methods for reducing the Association’s concentrations in each category to the targets set therein; and

    (c) all relevant assumptions and projections and documentation supporting such assumptions and projections.

18.    Within fifteen (15) days of receipt of any comments from the Regional Director, the Board shall make the changes, if any, to the Concentration Reduction Plan required by the Regional Director. Thereafter, the Board shall adopt the Concentration Reduction Plan and the Association shall implement and comply with the Concentration Reduction Plan. Within five (5) days of the Board meeting at which it was adopted, the Association shall provide a copy of the Concentration Reduction Plan to the Regional Director. Any request to modify the Concentration Reduction Plan shall be submitted to the Regional Director for review and written non-objection at least thirty (30) days prior to the proposed date to implement any such modification.

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Construction and Land Loans.

19.     The Association shall continue to not directly or indirectly make, invest in, purchase, or commit to make or purchase new construction or land loans without prior written non-objection from the Regional Director.

20.     Notwithstanding the restriction in Paragraph 19, the Association may originate construction loans that are underwritten through the preferred lender program of the United States Small Business Administration (SBA).

Investment Securities.

21.     The Association shall continue to not increase its investment in non-agency securities without the prior written notice of non-objection of the Regional Director.

Liquidity Contingency Plan.

22.     Within seven (7) days, the Association shall submit a written comprehensive Liquidity Contingency Plan to the Regional Director for review and comment. The Liquidity Contingency Plan shall contain specific Board strategies for ensuring that the Association maintains adequate short-term and long-term liquidity to withstand any anticipated or extraordinary demand against its funding base, and shall, at a minimum:

    (a) conform to applicable statutes, regulations, and regulatory guidance;

    (b) specifically address deposit concentrations and plans to reduce or manage such concentrations;

    (c) set forth the Association's strategies for the funding of projected lending activities;

    (d) include a cash flow analysis of liquidity that includes reasonable assumptions, identifies anticipated funding needs and the sources of liquidity to meet those needs, and addresses potential contingent liabilities;

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    (e) include identification of alternative funding sources to meet extraordinary demands, including, at a minimum, the selling of assets, obtaining lines of credit from correspondent institutions, recovering charged-off assets, and injecting additional equity capital; and

    (f) set forth the assumptions used in the formulation of the Liquidity Contingency Plan, including, but not limited to, assumptions regarding the source of the Association's deposits, the quality of the Association's unpledged assets, the collateral requirements for Federal Home Loan Bank (FHLB) advances, and borrowing capability from Federal Reserve Banks.

23.     Within fifteen (15) days of receipt of any comments from the Regional Director, the Board shall make the changes, if any, to the Liquidity Contingency Plan required by the Regional Director. Thereafter, the Board shall adopt the Liquidity Contingency Plan and the Association shall implement and comply with the Liquidity Contingency Plan. Within five (5) days of the Board meeting at which it was adopted, the Association shall provide a copy of the Liquidity Contingency Plan to the Regional Director. Any request to modify the Liquidity Contingency Plan shall be submitted to the Regional Director for review and written non-objection at least thirty (30) days prior to the proposed date to implement any such modification.

24.     Within five (5) days of receipt, the Association shall provide to the Regional Director any correspondence from the FHLB or the Federal Reserve Bank imposing restrictions on the Association's borrowing capacity or requiring additional collateral.

25.     Effective immediately, the Association shall, on a weekly basis or more frequently if requested by the Regional Director, submit a liquidity and cash flow analysis acceptable to the Regional Director until such time as the Regional Director releases the Association from this reporting requirement.

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Growth Restrictions.

26.     Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.

Directorate and Management Changes.

27.     Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers2 set forth in 12 C.F.R. Part 563, Subpart H.

Severance and Indemnification Payments.

28.     Effective immediately, the Association shall not make any golden parachute payment3 or prohibited indemnification payment4 unless, with respect to each such golden parachute payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

Employment Contracts and Compensation Arrangements.

29.     Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the OTS with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the OTS shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement

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2 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
3 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
4 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

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submitted to the OTS fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A.

Third-Party Contracts.

30.     Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association5 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the OTS with a minimum of thirty (30) days prior written notice of such arrangement or contract; (b) determined that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (c) received written notice of non-objection from the Regional Director.

31.     Effective immediately, the Association shall provide the OTS with written notice of all arrangements or contracts with third party service providers consistent with the requirements of 12 U.S.C. § 1464(d)(7)(D)(ii). Such notice shall be provided to the Regional Director not later than thirty (30) days after the earlier of: (a) the date on which the Association enters into the contract; or (b) the date on which the performance of the service is initiated. The Board shall review all arrangements or contracts with third party service providers covered by this Paragraph to ensure compliance with the standards and guidelines set forth in TB 82a.

Capital Distributions.

32.     Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director. The Association’s written request for written approval should be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

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5 A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital.

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Transaction With Affiliates Restrictions.

33.     By August 31, 2010, the Association shall adjust its loan portfolio to comply with the quantitative limitations regarding covered transactions with a single affiliate set forth in 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

34.     Effective immediately, the Association shall not engage in any transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

Loan-to-One Borrower.

35.     By August 31, 2010, the Association shall reduce its loan concentrations to comply with the lending limitations set forth in 12 C.F.R. § 560.93.

Brokered Deposits.

36.     Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).

Violations of Law.

37.     Within forty-five (45) days, the Association shall ensure that all violations of law and/or regulation in this Order are corrected and that adequate policies, procedures and systems are established or revised and thereafter implemented to prevent future violations.

Board Compliance Committee.

38.     Within thirty (30) days, the Board shall appoint a committee (Regulatory Compliance Committee) comprised of three (3) or more non-employee directors to monitor and coordinate the Association’s compliance with the provisions of this Order.

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39.     Within forty-five (45) days of the Effective Date, and within forty-five (45) days after the end of each quarter, beginning with the quarter ending June 30, 2010, the Regulatory Compliance Committee shall submit a written progress report to the Board detailing the actions taken to comply with each provision of this Order and the results of all such actions. The Board’s consideration of the Regulatory Compliance Committee’s progress report for the period, including comments and questions concerning the progress report and additional actions taken or directed by the Board, shall be reflected in the minutes of the Board meetings.

40.     Within forty-five (45) days of the Effective Date, and within forty-five (45) days after the end of each quarter, beginning with the quarter ending June 30, 2010, a copy of the Regulatory Compliance Committee’s progress report for the quarter, with any revisions or comments by the Board, shall be provided to the Regional Director.

41.     Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Order.

Effective Date, Incorporation of Stipulation.

42.     This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

43.     This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the Regional Director, acting by and through the Regional Director’s authorized representatives.

Time Calculations.

44.     Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

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45. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

46.     All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

47.     Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first-class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To the OTS:
Lori J. Quigley, Acting Regional Director
Attn: Nicholas J. Dyer, Assistant Director
Office of Thrift Supervision, Western Region
2001 Junipero Serra Boulevard, Suite 650
Daly City, CA 94014-3897

(b)	To the Association
James R. Peoples, Chairman
United Western Bank
700 17th Street, Suite 2100
Denver, CO 80202

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No Violations Authorized.

48.     Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: /s/ Lori J. Quigley
Lori J. Quigley
Acting Regional Director
Western Region
Date: See Effective Date on page 1

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